EXHIBIT 10.81

LETTER OF GUARANTEE

Messrs.

ASTEC Industries, Inc.
4101 Jerome Avenue
Chattanooga, TN 37407 / USA

hereby assumes in favor of

Berliner Hondels - und Frankfurter Bank
Bockenheimer Landstrale 10
60323 Frankfurt am Main / Germany

hereinafter called "BHF-BANK"

for any present or future claims - including conditional or limited claims - to which the BHF-
BANK, and all other offices of the institution as a whole, is entitled as a result of the banking business relationship against Messrs.

Wibau Astec
Meschinenfabrik GmbH
Wibaustrabe
63584 Grandau / Germany

hereinafter called "Principal Debtor"

the joint absolute guarantee in the amount of

DM 5,000,000.00

(in words: Deutsche Mark five million)

hereinafter called "Principal Sum"

plus cost and interest as indicated in chapter 1).

If the Principal Debtor has assumed towards BHF-
BANK the liability for debts of third parties (i.e.
guarantee), this guarantee covers such liabilities with the beginning from their respective due dates.

This guarantee is subject to the following provisions:

1)	Exceeding the maximum amount

	The Principal Sum will be increased by
interest and any kind of expenses and charges to be paid on the Principal Sum covered by the guarantee or arising by the enforcement thereof, limited to maximum sum in the amount of 20% of the Principal Sum. This also applies if the aforementioned amounts are added to the principal by balance determination on the current account.
They can be claimed in addition to the Principal
Sum.

2)	Continued existence of the guarantee
obligation

	The guarantee exists until termination of the business relationship and until all secured claims of the BHF-BANK have been satisfied; it does, in particular, not expire through any temporary repayment of the credits or because the BHF-BANK does not give the Guarantor confirmation of the existence of the guarantee at regular intervals. A claim to be released from the guarantee obligation (Art. 775 BGB German Civil
Code) may only be asserted against the Principal
Debtor with the prior written approval of the BHF-
BANK.

3)	Payments made by the Guarantor and their
effect

	Payments made by the Guarantor shall
as collateral for his guarantee obligation until all claims or the BHF-BANK against the Principal
Debtor, which are existing at the time or payment under this guarantee, have been completely fulfilled. Only then will the claims of the BHF-
BANK against the Principal Debtor devolve upon the Guarantor. The BHF-BANK is, however, entitled to satisfy its claims at any time from amounts paid by the Guarantor. After devolution of the claims, the BHF-BANK has to transfer to the Guarantor any collateral granted for the secured claims by the Principal Debtor or a third party only to the extent that the security-furnishing party has assigned and transferred to the Guarantor its claim against the BHF-BANK as to retransfer of the collateral or that the has expressly agreed to the transfer to the Guarantor.
This does not apply to any collateral devolving upon the Guarantor by operation of law.

4)	Application of other incoming payments

	The BHF-BANK is entitled to apply proceeds from collateral, payments by the Principal Debtor or payments for his account and counterclaims of the latter, to claims which are not covered by this guarantee.

5)	Several Guarantors / guarantees / Principal
Debtors

	The validity of this guarantee is independent of any guarantees already or in future entered into by the Guarantor or a third party. The creation of joint guarantees is excluded, and each Guarantor is liable for the total amounts covered by this guarantee.

	If there are several Principal Debtors, the guarantee also includes the claims against each individual Principal Debtor.

6)	Waiver of pleas and defenses

	The Guarantor acknowledges as binding upon himself any measures and agreements which the BHF-BANK may make with the Principal Debtor or considers useful for asserting the claims covered by his guarantee or for enforcing other security interest. The guarantee is, in particular, valid regardless of the provisions and the legal existence of other collateral and also remains effective without any change if the BHF-BANK releases any collateral which has been or will in future be otherwise provided to it. The BHF-BANK is not obliged to resort to other collateral before demanding payment under this guarantee.

	The Guarantor shall raise no defense if the BHF-BANK postpones the collection of the principal debt or grants further credits and/or extensions to the Principal Debtor. The Guarantor waives the defenses of prior proceedings against the Principal Debtor (Art. 773 German Civil Code), of voidability and of set-off.

	The liability under this guarantee also
remains unaffected if the Principal Debtor is unable, even if only temporarily, to convert and/or transfer the debt amount in the currency owed.
The Guarantor shall also raise no defense if a prohibition on payment, even if only limited in time, is imposed on the Principal Debtor.

7)	Information on the situation of the principal
debt

	The BHF-BANK shall only inform the
Guarantor of the situation of the principal debt if the Principal Debt or has given his written approval thereto.

8)	Incidental provisions

	This guarantee shall be governed by and
construed in accordance with the laws of the Federal Republic of Germany.

	If the Guarantor is a legal entity under public law, a special fund under public law or a businessman not as defined by Art. 4 HGB
(Commercial Code), or if the Guarantor has no general place of jurisdiction within the country, the courts in Frankfurt am Main as well as those courts which are competent for that office of the BHF-BANK where the account is maintained, shall have jurisdiction with regard to any disputes arising under this guarantee. If the Guarantor is domiciled outside the Federal Republic of Germany, the BHF-BANK is entitled to sue the Guarantor at his domicile or any other permissible place of jurisdiction.

	Amendments to the guarantee - including
this provision - as well as additional agreements must be made in writing in order to be legally effective.

Should any provision of his agreement be or become ineffective, the effectiveness of the other provisions remains unaffected thereby.


Chattanooga, Tennessee
December 22, 1993

Albert E. Guth
ASTEC Industries, Inc.